Exhibit 99.1

THOMSON REUTERS STREETEVENTS
EDITED TRANSCRIPT
CSC - Q1 2017 Computer Sciences Corp Earnings Call

EVENT DATE/TIME: AUGUST 08, 2016 / 09:00PM GMT

OVERVIEW:
Co. reported 1Q17 revenues of $1.9b and non-GAAP income from continuing operations before taxes of $91m or $0.53 per share. Expects FY17 constant-currency revenue to grow in low-double-digits and non-GAAP EPS from continuing operations to be $2.75-3.00.

AUGUST 08, 2016 / 09:00PM GMT, CSC - Q1 2017 Computer Sciences Corp Earnings Call

CORPORATE PARTICIPANTS
Neil DeSilva CSC - Head of IR and Global M&A
Mike Lawrie CSC - Chairman & CEO
Paul Saleh CSC - CFO

CONFERENCE CALL PARTICIPANTS
Amit Singh Jefferies & Co. - Analyst
James Schneider Goldman Sachs - Analyst
Keith Bachman Bank of Montreal - Analyst
Tien-tsin Huang JPMorgan - Analyst
Brian Essex Morgan Stanley - Analyst
Darrin Peller Barclays Capital - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the CSC first quarter 2017 earnings conference call. Today's conference is being recorded. And at this time, I'd like to turn the conference over to Mr. Neil DeSilva, Head of Investor Relations and Global M&A. Please go ahead, sir.

Neil DeSilva - CSC - Head of IR and Global M&A

Thank you. Thank you very much and good afternoon, everyone. I'm pleased you've joined us for CSC's first quarter 2017 earnings call and webcast. Our speakers on today's call will be Mike Lawrie, our Chairman and Chief Executive Officer; and Paul Saleh, our Chief Financial Officer.
As usual, the call is being webcast at csc.com/investorrelations and we've posted some slides to our website which will accompany our discussion today. On the slides, on slide 2, you'll see that certain comments we make on the call will be forward-looking. These statements are subject to known and unknown risks and uncertainties which would cause actual results to differ materially from those expressed on the call. A discussion of risks and uncertainties is included in our Form 10-Q and other SEC filings.
Slide 3 informs our participants that CSC's presentation includes certain non-GAAP financial measures and certain further adjustments to these measures which we believe provide useful information to our investors. In accordance with SEC rules, we have provided a reconciliation of these measures to their respective and most directly comparable GAAP measures. These reconciliations can be found in the tables included in today's earnings release, as well as in our supplemental slides. Both documents are available on the Investor Relations section of our website.
Finally, I would like to remind our listeners that CSC assumes no obligation to update the information presented on the call, except, of course, as required by law.
And now I would like to introduce CSC's Chairman and CEO Mike Lawrie. Mike?

Mike Lawrie - CSC - Chairman & CEO

Okay. Thank you. Good evening, everyone. As is my usual practice, I've got four or five key points that I will make and then go into a little more detail, and then Paul will get into a little more substance behind that and then we will open it up for Q&A.
So the first point here is our first quarter non-GAAP EPS from continuing operations was $0.53, and this was up 13% year over year. In the first quarter, our commercial operating margin was up 80 basis points year over year and sequentially our margin was down 30 basis points, reflecting seasonal factors, as well as our continued investments into key areas of the business. We generated free cash flow of $32 million in the first quarter.
The second key point here is revenue in the first quarter was up more than 9% year over year in constant currency and up 7% sequentially, inclusive of revenue from Xchanging and UXC. Our book-to-bill was 0.8 for the quarter and this does not include a large business process services contract with MetLife that we expected to close during the first quarter, but was signed this past week.

Third point, our next-generation offerings grew more than 110% year over year. Our next-gen bookings also continue to show positive momentum, with a book-to-bill of 1.6 X. In the first quarter, we saw growth in the offerings where we have invested in the past, and these included areas like cloud migration and service management.
During the first quarter we continued the integration of our recent acquisitions, UXC, as well as Xchanging, which we closed in May. And we continue to make progress on our plan to merge CSC with the Enterprise Services segment of Hewlett-Packard Enterprise, which is targeted to close by the end of March, 2017.
And then finally for FY17, we continue to target revenue to be up in low double digits in constant currency, and our target for non-GAAP EPS from continuing operations remains $2.75 to $3.00, and our free cash flow target remains at 100% plus of net income.
So now, let me just go into a little more deal and color on each of those points. As I said, first quarter non-GAAP EPS from continuing operations was $0.53, and this was up 13% year over year, and free cash flow was $32 million. The commercial operating margin was 8.3%. This was up 80 basis points year over year. Sequentially the margin was down 30 basis points, which is consistent with our first quarter seasonal factors, as well as the investments in our key growth areas and, as I said, I'll talk a little bit more about that in a moment.
At our investor day last November, we laid out our plans to achieve a revenue crossover in our core business, accelerate this crossover through targeted acquisitions, and expand our margins by improving our execution, especially in the area of delivery. And in the past quarter, we did make progress against all three of these key objectives.
First, we are continuing to move towards that revenue crossover, the point at which the growth in our next-generation business outpaces the decline in our legacy business. This crossover is being driven by rescaling our organization, revamping our offerings, and expanding our next-generation capabilities. Our progress is evident in our next-generation revenue and bookings growth, including a nearly $200 million win with a long-time client for MyWorkStyle in the first quarter.
Second, our acquisitions, including Xchanging and UXC, are performing as we expected. The contribution of these acquisitions to our business and financial results have resulted in CSC returning to positive year-on-year growth, as we indicated that it would at our investors day.
And third, we continue to take significant actions to drive our margin initiatives forward, including investing in automation, offshoring and right shoring, and reengineering our delivery model. Now as I indicated last quarter, in addition to these focus areas, we're also making a strategic commitment and investment into our core Business Process Services, or BPS segment. This incremental investment is offsetting some of our margin improvement and cost synergy efforts. But we really think this is a growing area of market leadership for CSC, and we plan to continue to invest in this business as we go forward.
And last week, we announced an agreement with MetLife in which CSC will administer nearly 7 million policies, enabling MetLife to significantly streamline its business while expanding CSC's leadership in this important BPS segment. CSC will provide call center, operations and IT support, as well as policy administration on CSC's platforms.
Now we considered this business an important next-generation offering for us. And it's worth noting that the MetLife agreement is by far the largest insurance BPS transaction of its kind in North America. It doubles the number of policies under CSC management and establishes CSC as the largest provider of insurance BPS processing for life, annuities, and pensions in North America. So a very significant proof point around this investment that we are making.
Now let me just move to revenue. Revenue in the quarter was $1.9 billion. This was up more than 9% year over year on a constant currency basis and up 7% sequentially, inclusive of our UXC and Xchanging acquisitions.
Global Business Services, GBS revenue, was up more than 16% year over year in constant currency and up 12% sequentially from our last quarter. Consulting in the first quarter saw a sequential revenue growth of 24%, which benefited from our acquisitions. IS&S, our Industry Software and Solutions segment, saw sequential revenue growth of 13%, which includes the addition of Xchanging leading software insurance business. Applications revenue in the first quarter was up 1% sequentially, and our Big Data revenue in the first quarter continued to grow and was up 5% sequentially.
In first quarter, GBS's operating margin was 10.5%, up 40 basis points year over year and down approximately 55 basis points sequentially. As I just discussed, the GBS operating margin reflected the ongoing and incremental investments we're making to transition clients into our next-gen and BPS solutions.
Our Global Infrastructure Services, GIS, revenue was up 1.7% year over year in constant currency and up 1.7% sequentially, due to the contribution from UXC. Now while our traditional GIS business continues to experience the industry headwinds we've discussed previously, we are mitigating the overall effect to our business by actions that focus on revenue, margin, and the ongoing development of next-generation offerings.
As an example of this, we're continuing to reposition GIS towards next-generation opportunities, such as our recent expansion of our strategic alliance with IBM to service our joint cloud clients. CSC is leveraging IBM's cloud for Z as a service solution to allow our clients to make their historically fixed mainframe cost variable. And IBM is enhancing the reach of its offerings by integrating with CSC's Agility platform for hybrid cloud environments. This will give clients greater capital investment flexibility, as well as the ability to leverage each of our organizations' respective strengths in cloud solutions. This added flexibility also allows CSC to realize savings itself in the provisioning of its mainframe solutions business.
The GIS operating margin was 5.8%. This was up 90 basis points year over year and relatively flat sequentially.
Total bookings for the Company in the first quarter were $1.6 billion, representing a book-to-bill of 0.8. And as I mentioned, this does not include the new BPS contract with MetLife that we did expect to close during the fourth quarter, but was signed last week.
GBS bookings of $740 million represented a book-to-bill of 0.7, compared with 1.0 last year. And the GIS bookings of $870 million was a book-to-bill of 1.0, and that was compared to 1.5 X last year.
CSC is focused on growing our business by developing our core next-generation capabilities and leveraging competitive advantages, such as our industry vertical expertise. In the first quarter, we saw further evidence that these growth initiatives are gaining traction. Our process for managing strategic growth deals, and these are generally deals over $100 million and above, we've grown our qualified pipeline by over 50% quarter over quarter and more than doubled our win rate year over year.

And during the past year, we've reshaped this pipeline from one that was historically characterized by renewals of existing client accounts, to one that is now more defined by new logos and new scope from existing clients, primarily centered on next-generation transformations. And we've made important changes to adapt our coverage model to what I'll call the middle enterprise market.
And we have developed a new set of what we call Quick Start offerings. This is part of the investments that we've been talking about for over a year now. And these Quick Start offerings, they're characterized as more of standardized offerings targeted to this middle enterprise market. And we've grown our qualified pipeline of land and expand sub $5 million deals by 35% in the last quarter and won several promising deals, including one to support a well-known global retailer's e-commerce efforts with application monitoring and IT service management.
In all, CSC added more than 128 new logos in the quarter, with more than 70% coming from outside the United States, so significant effort there. Those investments are beginning to pay off.
Now let me just focus on our next-generation business. Revenue from our next-generation offerings was up more than 110% year over year in constant currency and up 30% sequentially, and our next-gen book-to-bill was 1.6 X. And a few recent highlights that are worth noting. MyWorkStyle, which we've talked about many times, our next generation virtualized desktop offering, saw its revenue in the first quarter up nearly 70% year over year with a book-to-bill of 8. That's 8X.
And our next-generation network offering with our partner AT&T also continued its positive momentum in the first quarter, with revenue up more than 100% year over year and a book-to-bill of 4. And our Storage as a service revenue was up nearly 2.5 X year over year.
So our next-generation offerings are key to expanding CSCs leadership in the market and reflects our focus on aiding our clients on their journey from legacy environments to next-generation IT infrastructure and applications. In building on the strategy that we outlined last November, we've taken several steps to expand leadership in a key next-generation services, such as cloud migration and service management.
During the first quarter, we also extended our capabilities with Amazon Web Services by completing a strategic investment in Racemi, a specialist in helping clients migrate their applications to AWS. CSC and Racemi have already signed four joint client engagements and together, we are delivering automated, highly secure migrations of client infrastructures and application workloads to virtually any cloud environment.
In addition, CSC was recently recognized by a leading analyst firm as a Global Service Management leader. CSC's Fruition Partners is the leading provider of technology enabled solutions for the service management sector and the largest ServiceNow exclusive service management consulting firm and was recognized as having the highest number of ServiceNow deployments in 2015. And our Australia-based UXC is the leader in enterprise application capabilities and ServiceNow implementations. And on July 5, CSC acquired Aspediens, one of Europe's leading providers of technology-enabled solutions for this important service management sector. So we hold a real leadership advantage in service management and we're going to continue to invest in this important segment.
And within our financial services vertical, our Fixnetix IP is opening up a new set of next-generation growth opportunities for CSC. We recently won a $20 million new client account with a leading bank in Europe, which I think demonstrates the power of combining next-generation capabilities with our industry vertical expertise, as we leverage our Fixnetix IP to help sell CSC's broader solutions.
Now let me move to the point I made around integration. The first quarter, we continued the integration of our recent acquisitions of UXC and Xchanging. These acquisitions are performing as expected and we are on track to deliver the expected synergies of these acquisitions in the second half of 2017.
Now let me just briefly touch on our merger with the Enterprise Services segment of HPE. Since we announced our intent to merge, we've seen positive responses really across-the-board. Our clients -- I was out for two or three weeks making many calls on clients in the United States and Europe -- and this announcement was received well. The clients are supportive. They see the benefits of bringing together our two companies' offerings and respective capabilities.
Our employees are excited to complete the work ahead to establish a new dynamic company of such scale and potential. And our partners. We've reached out to our partners, they've reached out to us, and they're eager to work with us on extending their reach in the market. And the industry analysts have acknowledged that the Company's transform breach and potential for industry leadership with this proposed merger.
We're working very closely with our counterparts at HP in dozens of work streams, including sales, finance, contracts, facilities, HR, and IT. And from a personal perspective, after having spent a lot of time with clients and partners and employees and the integration teams, frankly, my conviction, my personal conviction around the strategic rationale and the synergy potential of this merger has, frankly, only increased since our announcement. And given our progress, we continue to target the end of March, 2017, to close the transaction and the merger.
Just to conclude here, before I turn it over to Paul, we're continuing for 2017 to expect GBS revenues to be up and GIS revenues to be down in the low single digits, both on a constant currency basis and inclusive of the contributions of our UXC and Xchanging acquisition. And as I mentioned previously, this equates to total revenue being up in the low double digits on a constant currency basis. We're continuing to target non-GAAP EPS of $2.75 to $3.00, and free cash flow of 100% plus of net income.
Near term, we expect our results to be impacted by currency headwinds attributable to the strengthening of the dollar against the pound and the euro, as well as our investments in the BPS platform, as we just mentioned. However, we expect with synergies being realized in the second half of the year, that will play out with stronger earnings.
So with that, let me turn it over to Paul, who will go through a little more detail, and then we'll be both be back for any questions that you might have.

Paul Saleh - CSC - CFO

Thank you, Mike, and greetings, everyone. Let me start by covering some items that are included in our GAAP results.
In the current quarter, we had restructuring costs of $57 million on a pretax basis, or $0.32 per diluted share. These restructuring costs related primarily to the acquisition of Xchanging and they are consistent with our synergy plans for the year. Also in the quarter, we had transaction and integration-related costs of $70 million pretax, or $0.36 per diluted share. These costs relate to our recent acquisitions of UXC and Xchanging and our announced merger with the Enterprise Services segment of Hewlett-

Packard Enterprise. Excluding the impact of these items, non-GAAP income from continuing operations before taxes was $91 million, or $0.53 per share, and this compares with $97 million, or $0.47 per share, in the prior year.
Now let's turn to our first quarter results. Revenue in the quarter was $1.9 billion, up approximately 9% year over year in constant currency and up 7% sequentially, reflecting our recent acquisitions of UXC and Xchanging.
Commercial operating income, which is the operating income for our combined GBS and GIS segments, was $161 million in the quarter after adjusting for restructuring, transaction and integration-related costs. Commercial operating margin was 8.3%, up 80 basis points from the prior year. Sequentially, commercial operating margin was down 30 basis points, reflecting our investments in next-generation offerings and in our BPS platform.
Operating income, which includes segment stock-based compensation, was $144 million in the quarter after adjusting for restructuring, transaction, and integration-related costs. Operating margin was 7.5%, compared with 8.2% in the prior year. Now last year's first quarter operating margin included the benefit from a change in accounting methodology for employee equity plans. Non-GAAP diluted EPS from continuing operations was $0.53 in the quarter, up 13% from a year ago.
In the quarter, our effective tax rate was 16.5%, reflecting our mix of global income and our discrete tax benefits. For FY17, we continue to expect a tax rate of approximately 20%. Bookings in the quarter were $1.6 billion, for an overall book-to-bill of 0.8 times.
Turning now to our segment results. Global Business Services revenue was up over $1 billion in the first quarter, a 16.4% increase year over year in constant currency, and up 11.5% sequentially, reflecting the contributions of our UXC and Xchanging acquisitions. Operating income for GBS was $110 million in the quarter, adjusted for restructuring, transaction and integrated-related costs. Operating margin was 10.5%, up 40 basis points year over year. Sequentially, GBS operating margin was down approximately 55 basis points, reflecting seasonal factors and the investment we are making in next-generation and BPS offerings.
Now our next-generation investments are directed at key IP areas, including insurance, healthcare and banking, and to support our Quick Start offerings program. In BPS, we're investing in our platform to support the accelerating outsourcing trends we're seeing in the insurance markets. Our contract with MetLife will double the number of life, property, and casualty policies under our management, and our pipeline in this offering is continuing to expand. GBS bookings were $740 million in the quarter for a book-to-bill ratio of 0.7 times.
Turning to our Global Infrastructure Services, revenue was $881 million in the quarter, up 1.7% year over year in constant currency and 1.7% sequentially, inclusive of our acquisitions. GIS operating income in the quarter, adjusted for restructuring, transaction, and integration-related costs, was $51 million. GIS operating margin was 5.8%, up 90 basis points year over year. And sequentially, GIS operating margin was relatively flat.
We're continuing to execute on our roadmap for delivery excellence and workforce optimization. Our year over year in GIS, we improved our offshore mix by approximately 5 percentage points. We've also made progress in rebalancing our labor pyramid. Year over year, we've driven nearly 5 percentage points improvement in the base layer of our labor pyramid and we are reducing our management level layers in middle management. Bookings for GIS were approximately $870 million in the quarter, for a book-to-bill of 1.0 times.
Now let's turn to other financial highlights for the quarter. Free cash flow in the quarter was $32 million, in line with seasonal trends. In the first quarter, our days sales outstanding were 85 days, reflecting the transition to a new financial system and milestone-related billing. We expect working capital to improve in the coming quarters, as we focus on reducing our DSOs. Last year's first quarter free cash flow included the contribution of our US Federal business, which was subsequently spun off in the third quarter 2016.
Our commercial CapEx was $148 million in the quarter, or 7.7% of revenue, down 70 basis points year over year. We're making progress on our roadmap to reduce CSC's capital intensity. Our recent agreement with IBM to variabalize our mainframe offering spend by converting to an, as a service utility, is illustrative of the steps we're taking to move to an asset light model.
During the quarter, CSC returns $20 million to shareholders in the form of dividends. And cash at the end of the quarter was $1 billion and our net debt-to-capital ratio was at 41%. Year over year our cash position reflects the completion of our purchases of Xchanging and UXC.
So in closing, let me reiterate our financial targets for FY17. We continue to target revenue for the year to be up in the low double digits in constant currency. We continue to target FY17 non-GAAP EPS from continuing operations of $2.75 to $3.00. Near term, we expect higher sequential investment in our BPS platform, as well as currency headwinds attributable to a strengthening dollar against the UK pound and the euro.
We continue to expect stronger earnings in the second half of the year, as we realize synergies related to UXC and Xchanging and we benefit from other cost initiatives. Our EPS target assume a tax rate of approximately 20%. Our free cash flow target for FY17 remains 100% plus of net income.
And with that, I'll hand the call back to the operator for our Q&A session.

QUESTION AND ANSWER

Operator

(Operator Instructions)
Jason Kupferberg, Jefferies.

Amit Singh - Jefferies & Co. - Analyst

This is Amit Singh for Jason. Just wanted to start off and get color on what was the organic constant currency revenue growth this quarter?
And also if you can lead that into now with Brexit, you talked about the currency impacts that you could witness for the whole year. If you could talk about if you've seen any impact to your overall business when it comes to spending by clients because of Brexit? And when you talk about currency, what was your expectation for the full year before and what it is now?

Mike Lawrie - CSC - Chairman & CEO

Let me take a shot. The organic growth was still down, down slightly. So most of the growth came as a result of the UXC and the Xchanging acquisitions.
Although the gap, between the decline in legacy and the growth of our next-generation offerings, continued to narrow, as we said it would at our investor day, and that trend continued in the first quarter. It's going to get increasingly difficult to carve that out, because UXC now, for example, we've got pretty well integrated into our financial systems.
In terms of Brexit, it's really too early to ascribe any major impact in terms of client behavior or client plans. The impact for us is that we obviously have greater exposure to the pound, and the pound certainly weakened as the dollar strengthened vis-a-vis the pound as a result of Brexit. That impact we are seeing and we expect to see that throughout the year.
But in terms of client buying behaviors, candidly, I have not seen any significant changes.

Amit Singh - Jefferies & Co. - Analyst

All right. Great. And then a quick one on the MetLife contract. If you could talk the broader size, scope, and margin profile of that contract and what type of revenue run rate should we expect this year and in the next few years?

Mike Lawrie - CSC - Chairman & CEO

Yes, I can't tell you the size of it. What I can say, it's one of the largest contracts we've signed in the last five years and it's for a long period of time, 10 years-plus. This is a market that is really beginning to accelerate in the United States. We saw this happen in the UK, frankly, years ago and new businesses were created as a result of this market opportunity.
So we are seeing the same trend now in the United States that we saw of six, seven, eight years ago in the UK. We expect this to accelerate. This is a pretty large market now.
I'd estimate it's probably a $2 billion to $3 billion market today in the United States. It's growing low double digits. A scale is really important here.
So the number of policies and the scale associated with that allows you to price and allows you to drive margins. So the margin profile on this business is good and is accretive to our overall margin profile of CSC. So that was one of the reasons why this became apparent to us last year, in particular, when we signed three or four smaller contracts, that the margins were good here.
There is a need for industry domain knowledge here. So this isn't your classic BPS outsourcing that doesn't have the margins. This requires actuarial skills and other insurance domain skills, which allows you to maintain a higher margin.
So we think this is a growing segment. We think it's going to accelerate in the coming years. And as a result, we are investing in it.
We started to invest in the first quarter. We didn't make as substantial an investment as we thought we would, because we didn't finalize the contract until the early part of this quarter. So we will now begin to accelerate some of that investment in the second quarter.
But we're really bullish on this. We think this could be a substantial, a substantial business for CSC. This is mostly in the United States tied to life and annuity and pensions, whereas in the UK, we have a growing commercial lines, property and casualty business associated with our Xchanging acquisition. So that gives you a flavor of what that's all about and, most importantly, why we are investing in it.

Amit Singh - Jefferies & Co. - Analyst

Perfect. Thank you very much.

Operator

James Schneider, Goldman Sachs.

James Schneider - Goldman Sachs - Analyst

I was wondering if you could maybe expand on the outsourcing comment you made about the 5 percentage points of increase, offshoring among the bottom part of the pyramid. Can you maybe talk a little bit about what that stands at as an absolute percentage today and then where you hope to drive that, say, by the end of the fiscal year?

Mike Lawrie - CSC - Chairman & CEO

Yes. I think we increased the absolute offshoring number by 2% or 3%. I think it stands at about 48%, to be exact.
But Paul will check my numbers, because I'm just doing this off the top of my head. Is that right?

Paul Saleh - CSC - CFO

That's correct, Mike.

Mike Lawrie - CSC - Chairman & CEO

And what we've done -- (technical difficulty) quite simply is we are replacing the mid tier of the labor pyramid with lower pyramid skills, so that allows you much broader base at the bottom of the pyramid. When we talked about a pyramid before, it really wasn't a pyramid. It was really pear-shaped with a very large midsection and a smaller base.
That's what we have been focusing on is moving, and in some cases replacing, those mid tier skill categories with lower cost, more -- lower -- of the pyramid workforce. That has changed dramatically, going from about 21% of this lower level of the pyramid in Q1 of last year to about 26%, 27% in the first quarter of FY17. Again, you guys keep me straight with the numbers.
So that is a fairly significant shift and that was part of what we talked about at our investor day in November, the need to re-pyramid and the need to continue the offshore, right shoring mix. And as we've said before, this does take investment in training, it takes investment in career pathing and other investments that we were making last year and continuing to make this year.

James Schneider - Goldman Sachs - Analyst

That's helpful, Mike. Thank you.
And then as an update, you talked pretty consistently from the investor day on forward about getting to crossover in the back half of this fiscal year in terms of the legacy runoff gap being then less than the next generation business growth, and so getting to an organic positive number. Do you still expect that is going to happen and what's your confidence interval on that?

Mike Lawrie - CSC - Chairman & CEO

Yes, I do expect that to happen. That gap, just in round numbers here, it used to be $250 million, $300 million a quarter, the difference -- the difference between the legacy runoff and next-gen. And that number is down to now less than $70 million.
So it's gone from roughly $300 million to less than $70 million over the 1.5 years. So that's a pretty significant closing. Every quarter, we continue to see the gap narrow, so yes, I think we will get that crossover point.
And of course, with these acquisitions we've been able to accelerate that crossover with the acquisition of Xchanging and UXC. These quick start offerings, and really these are really important, because we're spending and recalibrated our sales model -- our sales coverage model to the so-called middle sized enterprise accounts. They require more standardized offerings that can be more quickly priced, more quickly configured, and where we have greater certitude around delivery.
So those are all part, and that drives increased automation and all the other things that we had talked about. So it's a much more cost-effective sales coverage model for us.

We're in the early stages of that. We only kicked this off in the beginning of the first quarter, but we are beginning to see some encouraging signs around that.

James Schneider - Goldman Sachs - Analyst

That's helpful. Thank you.

Operator

Keith Bachman, Bank of Montreal.

Keith Bachman - Bank of Montreal - Analyst

I had just a couple. The first is, I wanted to focus on the restructuring and the integration.
This quarter, the almost $130 million was a little bit larger than we were thinking. A, was there activities outside of the recent deals that were part of that? In other words, was there base level integration?
Was there something else in there besides the two deals? And Paul, as you talk about $2.75 to $3, is there some dimensions that you can give us about what acquisition or integration costs would be excluded from that number?

Paul Saleh - CSC - CFO

All right. I think the restructuring was very much consistent with the actions that we needed to take to deliver on the synergies that we have highlighted, particularly for our businesses at UXC and Xchanging. So nothing unusual.
Now the transactions and related integration costs represent a number of factors. For example, the closing of our Xchanging acquisition in the second quarter. You had bankers' fees, you had legal and other type of external advisor type of fees that was included in that.
We also are in full-fledged going through the integration, as we have mentioned, of UXC and as well as Xchanging within our businesses, so the costs related to that are also included in that. We also have, in addition to those two areas, we have [both] already began to invest in the integration effort with HPE services. That's quite a launch of work that we have done in the quarter.
So those are the items that are coming into play. And as far as the acquisitions you were saying, the thing that we have in those numbers also was about, I think you asked me, the purchase price accounting impact of those acquisitions would be about maybe $8 million per quarter.

Keith Bachman - Bank of Montreal - Analyst

Okay.

Mike Lawrie - CSC - Chairman & CEO

But the key thing here is the actual restructuring costs with UXC and Xchanging came in right around where we expected it to. The new news, which I covered at our earnings call after the -- our full-year 2016 call, was that we have been able to identify some synergies that we had not seen before, primarily in Xchanging. So we are, in these restructuring costs that were consistent with what we talked about before, will begin to show some results the second half of the year as we capitalize on those synergies.
The length of time is primarily due to the length of the consultation process and the other things that we have to go through, in [not only] the UK, but in Continental Europe. That's why the slight delay in the capture of those synergies. But the real news is that the restructuring is basically consistent, but we're going to be able to offset those with some operating performance improvement due to the capture of those synergies.

Keith Bachman - Bank of Montreal - Analyst
Okay. Let me ask my follow-up then, Mike, for you. With the benefit of, call it, 90 days from the announcement of the HPE deal, how are you thinking about the cost reduction activities associated with the larger transaction of HPE Services? Is there any incremental dimensions you can think about, given the benefit of the time since you've announced the deal?

Mike Lawrie - CSC - Chairman & CEO

No. I think the big thing is we announce the synergies that we saw when we made the announcement and that hasn't changed. What has changed, in my mind, is the level of conviction around that. So as I've gone out and met with people, and now we're into the integration planning, we're well into the integration planning and we're taking a look at everything very carefully.
My conviction on those synergies has increased. But there's no incremental new news to what we conveyed when we announced the merger.

Keith Bachman - Bank of Montreal - Analyst

Okay. All right. That's it for me. Thank you, gentlemen.

Mike Lawrie - CSC - Chairman & CEO

Okay.

Operator

Tien-tsin Huang, JPMorgan.

Tien-tsin Huang - JPMorgan - Analyst

On the bookings outlook, obviously a great MetLife win. But I'm curious, that deal aside, could we see book-to-bill run at 1, or maybe below 1 until the HPE deal closes, given the requirements around the wait period here?

Mike Lawrie - CSC - Chairman & CEO

No. I don't see any big delay right now in any decision making. So I think the book-to-bills will be, certainly it's going to be greater than 1 with the MetLife deal. But underneath that, we're seeing good momentum, particularly in two areas, in our $100 million-plus deal.
We put a very strident process in place to qualify price, make sure we can get the margins that we need. That pipeline is actually expanding. And I think I mentioned in my commentary, it's up over 50% -- or 35% the actual pipeline.
Our win rates on that have more than doubled over the last year. So that is a very encouraging sign. Those sales cycles are longer, so it does take time to bring a lot of those deals to contract closure and execution.
And then the second investment is in the middle enterprise market, where we've reoriented our sales coverage, as I just talked about. And there, too, we're seeing significant increase in the pipeline. So to answer your question, no, I don't see, at this moment, as we speak, a pause in the sales activity as a result of the proposed mergers.

Tien-tsin Huang - JPMorgan - Analyst

That's encouraging to hear. As my follow-up, I'll ask on Consulting. How did that come in versus plan?
Maybe if you can comment both organically and inorganically, that would be great. Thank you.

Mike Lawrie - CSC - Chairman & CEO

Yes. I think it's pretty much coming in on plan. The Consulting business was really helped by, particularly, the UXC acquisition. So those growth rates that reported were largely due to the UXC acquisition.
Organically, the business performed pretty much where it's been performing, but the big difference there is UXC. That's why we bought UXC was we were going to gain a significant presence in some really important application areas, our Microsoft practice, for example, the ServiceNow practice. And we think ServiceNow Service Management is another really important segment for us as we go forward.

That's why we bought Aspediens, and we've really created a market-leading position in Service Management which we're planning to leverage as we go forward. But our Oracle practice in UXC performed very well. The SAP practice in UXC performed very well.
So all of those practice areas performed, frankly, a little better than what we had anticipated. And then that, coupled with the synergies that we've been able to crystallize, or will crystallize as we get into the second half of the year, is making us feel very comfortable about that acquisition.

Tien-tsin Huang - JPMorgan - Analyst

Okay. Thank you, Mike. Appreciate it.

Neil DeSilva - CSC - Head of IR and Global M&A

Operator, let's plan on two final questions. Thank you.

Operator

Brian Essex, Morgan Stanley.

Brian Essex - Morgan Stanley - Analyst

I was wondering maybe, Mike, if you could expand a little bit on the IBM agreement and your effort to variabilize the fixed costs, how -- what the rationale on both sides of that agreement are? And when we look at, particularly the GIS business, do we think about that from a longer term perspective as maybe capping some leverage in that model, or maybe just a little bit of context so we understand how to forecast that group with that agreement in place?

Mike Lawrie - CSC - Chairman & CEO

Yes, I think this will play out in a couple ways. From my perspective, why I was interested in this deal was it gave us three benefits. One, over time it does begin to reduce our capital requirements and we are hell-bent on trying to reduce the capital in this business.
So from a return on capital, that becomes very important. It's one of the things that has dogged this outsourcing IPO outsourcing business for long time.
We continue to make progress on this. This will again help us move the needle. It's just one of many things that we're doing to try to reduce the capital intensity.
The second thing it does it allows us to aggregate our software costs. So we're now aggregating some of our software costs where we can lower the cost of software licensing.
I don't want to talk about any specific vendors, but you can imagine that the software cost associated with the mainframe environment is pretty heavy. And this allows us over the course of this contract to begin to reduce those software costs that CSC incurs.
And then the third benefit is it does variabilize as a service some of the mainframe compute costs themselves. So it allows us to begin to pay for the mainframe capacity as it is consumed, as opposed to having to buy that capacity up front, then the client grows into that capacity over time.
So those are three very clear benefits which will show up in our operating performance in that business segment over time. For IBM, it's a great deal, because it also is a large contract that they now have access to and they can leverage that over time. So it's clearly a win-win, and that's why we did it.
Now the other benefit to us was Agility. Because we continue to invest in the Agility Platform. And I think IBM using Agility to help integrate their hybrid cloud environments is a positive for IBM and it's also a positive for the Agility Platform.
So when you add it all up, it was a real benefit for both companies, and I think IBM talked about it in their most recent earnings call, and it's a clear benefit for us, as well.

Brian Essex - Morgan Stanley - Analyst

That's very helpful. Thank you. And just to maybe one finer point on that.
Is there any way to think about how they share in the margin upside as that agreement scales and what that net benefit to you should be longer term?

Mike Lawrie - CSC - Chairman & CEO

We have a rough idea of what we think it will do over time. I want to see several quarters of performance and see the results before I quantify them, or certainly before we would publicly quantify them. So there's still a lot to play out and we're just getting started, started with it this quarter, the second quarter.
So I think it's a little premature to put numbers on it and model it. But it's again, a significant additional step that we're taking to try to improve and expand the margins in the GIS business, in this case, the mainframe segment.

Brian Essex - Morgan Stanley - Analyst

Fair enough. Thank you.

Neil DeSilva - CSC - Head of IR and Global M&A

And Operator, let's take our last question. Thank you.

Operator

Darrin Peller, Barclays.

Darrin Peller - Barclays Capital - Analyst

Just want to start off, I know somebody asked earlier around organic growth. I'm more interested in hearing what the pro forma growth rate would have been, had you owned both Xchanging and UXC in last year's quarter. Just really what the run rate of the story is today, given that is what you are now going forward?

Paul Saleh - CSC - CFO

Darrin, I think it's very hard to do that. Because first of all, we're going to have to make a whole lot of assumptions about what would be the impact last year of IFRS to GAAP translation. So I think our best bet is just to focus on the, as Mike mentioned, if you look at the quarter, the quarter was declining slightly this quarter and a little bit better when I compare it to the prior year, for example, from a core perspective.
And then the acquisition certainly helped us just deliver the revenue growth of 9% that we have indicated. And that's -- the acquisitions are helping us also this year, that point to an up lower double digit for the full year.

Darrin Peller - Barclays Capital - Analyst

Okay. Would you say quickly, the organic was similar to last quarter? I know you mentioned down slightly. We're trying to parse out if directionally better or worse.

Paul Saleh - CSC - CFO

I think the first quarter, actually, remember we mentioned it in our comment, is seasonally a lower quarter on a sequential basis Then when I compare in the year-over-year, I see an improvement in the decline on the core. And as Mike mentioned, if you look at it, we're seeing the growth in our next-generation offering picking up and offsetting a diminishing decline in our core business.

Mike Lawrie - CSC - Chairman & CEO

From my perspective, this is, what we are looking at three years ago, when you're seeing a $250 million, $300 million a quarter fall off in your legacy business, that gives you something to think about. And we've made a lot of investments and some smaller acquisitions. We're doing some slightly bigger ones now.
And for that gap to go from $250 million to $300 million a quarter to $70 million or less, that's really good progress. So that's going to continue. That's why we made these investments.
I think the important thing here is that we are investing in these offerings. And they're important offerings. We've really uncovered two additional areas that we're really bullish on, this BPS segment and this deal that we did with MetLife and there's a significant pipeline behind that.

These are really important new revenue streams that we're beginning to tap into. And these acquisitions, UXC and Xchanging, just feed those investments that we have made. And then our partner organization, we're continuing to make great progress with some of our partners in these new offerings, because all of these offerings are really built with our partners.
And then on top of that, you do the proposed merger with HPE to give you even greater scale in the synergies, where -- this looks a lot different than it looked three to four years ago. I'll just tell you that.
And as I said, we're getting more and more conviction as we get to know the Enterprise Services segment of HPE. The cultures are much more similar than they are dissimilar. So there's a lot of positives.
I don't want to minimize the amount of hard work that's involved. This has been heavy lifting, there's a lot of heavy lifting to go. There's continued headwinds in the business.
But from my perspective as a CEO, we've recognized those headwinds, we're making investments, we're making improvement in the business now. We're taking a bigger step here with the merger with Enterprise Services. But I feel much stronger about the hand that we're holding right now than the hand we were holding three or four years ago.

Darrin Peller - Barclays Capital - Analyst

Okay. Just to follow up with that and finalize with this, but you mentioned your win rates are doubling in those large contracts. Is that from these specific areas?
Maybe if you could list to us maybe the top three areas that you think you differentiate versus your competitors for those big contracts everyone goes after. Is that the BPS side? Maybe give us a little more examples.

Mike Lawrie - CSC - Chairman & CEO

I think the BPS side for sure. But we're also getting much better at qualifying what opportunities we want to go after. We'd like to go after opportunities where we have value add.
BPS is an example of that. Where we have strong intellectual property. So in the insurance space, in the healthcare space, and now increasingly in the banking space, particularly capital markets with our Fixnetix IP.
We're bringing in our partners very early. We just did a survey of 50 or 60 engagements, both where we won and where we lost, an independent survey to understand where we differentiate ourselves. And we know from the feedback from our clients and where we show up very early in the process with our partners and we come to these opportunities as one team -- not a prime and a bunch of subs, I'm talking about one team.
When we do that, our win rates have increased dramatically. So we learned from that and that helps us better qualify opportunities where we have that value add differentiation. I think that is what is driving the increased win rate in those deals.

Darrin Peller - Barclays Capital - Analyst

Okay. Thanks, guys. That's helpful.

Mike Lawrie - CSC - Chairman & CEO

Okay.

Neil DeSilva - CSC - Head of IR and Global M&A

Thank you, everyone, for being on the call. We will talk to everyone next quarter.

Mike Lawrie - CSC - Chairman & CEO

Thank you.

Operator

That does conclude today's conference, ladies and gentlemen. We appreciate your participation and you may now disconnect.